UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 6, 2013 (the “Closing Date”), Clean Energy (“Clean Energy”), a wholly owned subsidiary of Clean Energy Fuels Corp. (“Registrant”), entered into a Stock Purchase Agreement (the “Agreement”) with Mansfield Energy Corp. (“Mansfield”) and its wholly owned subsidiary Mansfield Gas Equipment Systems Corporation (“Company”).  Under the terms of the Agreement, on the Closing Date, Clean Energy purchased from Mansfield all of the issued and outstanding capital stock of the Company for $20,000,000, which was paid 50% in cash and 50% in shares of the Registrant’s common stock (the “Shares”) (a total of 761,545 Shares were issued to Mansfield).  The Agreement also provides for Clean Energy to pay additional consideration to Mansfield if Closing Working Capital (as defined in the Agreement) is greater than $3,000,000.  The Company is primarily engaged in the business of providing compressed natural gas (“CNG”) station design and construction, and CNG equipment repair and maintenance services.

Mansfield further agreed that, for a period beginning on the Closing Date and ending on October 16, 2013 (the “Lock-Up Expiration Date”), it will not sell, transfer or make any other disposition of all or any portion of the Shares. Clean Energy agreed to file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of the Shares and to cause such registration statement to be declared effective by the SEC on or before the Lock-Up Expiration Date.  In addition, the Agreement provides that Mansfield will, subject to certain limitations, indemnify Clean Energy for damages and losses incurred or suffered by Clean Energy as a result of, among other things, breaches of Mansfield’s or the Company’s representations, warranties and covenants contained in the Agreement.

Clean Energy and Mansfield also announced a strategic partnership that is designed to offer customers the most comprehensive natural gas solution in the industry.   Sales teams from both companies will offer Clean Energy’s natural gas fueling station construction and operational services to current and potential customers.  This will be supported by Mansfield’s large-scale fuel supply capabilities and fuel management system.

The issuance of the Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares were issued in reliance upon exemptions from registration under Section 4(2) of the Securities Act. The Shares may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.  Mansfield represented that it is an accredited investor as defined in the rules and regulations under the Securities Act and that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the complete Agreement, a copy of which is attached as Exhibit 2.8 to this Current Report on Form 8-K and incorporated herein by reference. The Registrant issued a press release on May 7, 2013 regarding the Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Registrant, Clean Energy, the Company or Mansfield. The Agreement contains representations and warranties that Clean Energy, on the one hand, and Mansfield and the Company, on the other hand, made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02                                           Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
2.8

Stock Purchase Agreement, dated May 6, 2013, among Clean Energy, Mansfield Energy Corp. and Mansfield Gas Equipment Systems Corporation. Certain schedules and exhibits referenced in the Stock Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press Release issued by Clean Energy, dated May 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2013		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer